EXHIBIT 4.4
AMENDMENT NO. 1
AMENDMENT NO. 1 TO THE AGREEMENT FOR LETTER OF CREDIT, dated as of July 26, 2018 (this “Amendment”), between THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Applicant”), and Citibank, N.A. (“Citibank”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Reimbursement Agreement referred to below.

PRELIMINARY STATEMENTS:
(1) The Applicant and Citibank are parties to that certain Agreement for Letter of Credit, dated as of May 9, 2016 (the “Reimbursement Agreement”).

(2) The Applicant and Citibank have agreed, on the terms and conditions set forth herein, to amend the Reimbursement Agreement as specified herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Amendments to Reimbursement Agreement. Upon, and subject to, the satisfaction or waiver in accordance with Section 19 of the Reimbursement Agreement of the conditions precedent set forth in Section 2 below, the Reimbursement Agreement is hereby amended as follows:

(a)Section 13(e)(ii) of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:

"(b)     in addition to Permitted Liens, other Liens securing obligations in an amount not greater than 20% of Consolidated Net Tangible Assets at any time."
(b)The following definition in Section 26 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:

“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or financial condition of the Applicant and the Subsidiaries taken as a whole, (b) the ability of the Applicant to perform any of its material obligations under this Agreement or (c) the legality, validity, binding effect or enforceability against the Applicant of this Agreement; provided, however that any event or circumstance related to any public nuisance claim in the State of California so long as the aggregate amounts in respect of any judgment, settlement or other payment pursuant to an agreement related thereto do not exceed $1,150,000,000 shall not constitute a "Material Adverse Effect" hereunder."
SECTION 2.Conditions of Effectiveness. Section 1 of this Amendment shall become effective on the date (the “Amendment No. 1 Effective Date”) on which:

(a) Citibank shall have received a counterpart signature page of this Amendment duly executed by the Applicant or written evidence reasonably satisfactory to Citibank that such party has executed this Amendment; and

(b)the representations and warranties set forth in Section 4 of this Amendment shall be true and correct in all respects.

SECTION 3.Effect of this Amendment, Etc.

(a)Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Citibank under the Reimbursement Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Reimbursement Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(b)Nothing herein shall be deemed to entitle the Applicant to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Reimbursement Agreement in similar or different circumstances.

(c)After the Amendment No. 1 Effective Date, each reference in the Reimbursement Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Reimbursement Agreement, shall mean and be a reference to the Reimbursement Agreement, as modified hereby.

SECTION 4.Representations and Warranties. The Applicant represents and warrants to Citibank that, on and as of the date hereof and on and as of the Amendment No. 1 Effective Date:

(a)(i) The execution, delivery and performance by the Applicant of this Amendment and the transactions contemplated hereby have been duly authorized by all necessary corporate action, and (ii) this Amendment has been duly executed and delivered by the Applicant and constitutes a legal, valid and binding obligation of the Applicant, enforceable against the Applicant in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law.

(b)The representations and warranties of the Applicant contained in the Reimbursement Agreement are true and correct in all material respects; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(c)Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

SECTION 5.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by .pdf or other form of electronic communication of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

    SECTION 7. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8. Jurisdiction; Consent to Service of Process.

(a)The Applicant hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Amendment or the transactions contemplated hereby.

(b)The Applicant irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
THE SHERWIN-WILLIAMS COMPANY

By: /s/ Jeffrey J. Miklich
Name: Jeffrey J. Miklich
Title: Vice President and Treasurer

CITIBANK, N.A.

By: /s/ John Chun
Name: John Chun
Title: Vice President